INVESTMENT ACCOUNTING AGREEMENT

This Master Investment Accounting Agreement (the “Agreement”) is made effective as of             , 2007 by and between STATE STREET BANK AND TRUST COMPANY, a trust company established under the laws of the Commonwealth of Massachusetts located at 801 Pennsylvania, Kansas City, MO 64105 (“State Street”), and TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA, a life insurance company organized and existing under the laws of New York and located at 730 Third Avenue, New York, New York 10017-3206 (“TIAA”) and TIAA-CREF LIFE INSURANCE COMPANY, a life insurance company organized and existing under the laws of New York and located at 730 Third Avenue, New York, New York 10017-3206 (“TC Life”) (TC Life and TIAA each individually referred to herein as the “Insurance Company”), each with respect to each of its separate accounts listed on Schedule A hereto, as it may be amended from time to time, incorporated herein by reference (each such separate account shall hereinafter be referred to as an “Account”). The Accounts are separate accounts organized as unit investment trusts that are registered with the United States Securities and Exchange Commission (the “SEC”) under the Investment Company Act of 1940, as amended, and the rules and regulations thereunder (the “1940 Act”).

Although the parties have executed this Agreement in the form of a Master Investment Accounting Agreement for administrative convenience, this Agreement shall create a separate Investment Accounting Agreement for each Insurance Company with respect to each Account, as though State Street had executed a separate form of Investment Accounting Agreement with such Insurance Company for that Account. No rights, responsibilities or liabilities of any Insurance Company with respect to an Account shall be attributed to any other Insurance Company or Account.

RECITALS:

WHEREAS, the Insurance Company desires to appoint State Street as its agent and contract with State Street to perform certain investment accounting and recordkeeping functions for the investment securities, other non-cash investment properties, and/or monies (the “Assets”) in each Account; and

WHEREAS, State Street is willing to accept such appointment on the terms and conditions hereinafter set forth.

NOW THEREFORE, for and in consideration of the mutual promises contained herein, the parties hereto, intending to be legally bound, mutually covenant and agree as follows:

SECTION 1 ENGAGEMENT OF SERVICE PROVIDER. The Insurance Company hereby engages State Street as its service provider to perform certain investment accounting and recordkeeping functions for the Account and to value the Assets, as set forth more fully on Schedule B attached hereto and incorporated herein by reference.

SECTION 2 REPRESENTATIONS AND WARRANTIES.

SECTION 2.1 REPRESENTATIONS AND WARRANTIES OF THE INSURANCE COMPANY. The Insurance Company hereby represents, warrants, covenants and acknowledges to State Street as follows:

(i)	It is duly incorporated or organized and is validly existing and in good standing in its jurisdiction of incorporation or organization.

(ii)	It has the requisite power and authority under its Articles of Incorporation, Bylaws, and other governing documents (“Governing Documents”) and applicable law to enter into, and perform its obligations under, this Agreement.

(iii)	All requisite proceedings and actions have been taken to authorize it to enter into and perform this Agreement.

(iv)	This Agreement constitutes the legal, valid and binding obligation of the Insurance Company with respect to the Account, enforceable in accordance with its terms.

(v)	The person executing this Agreement on behalf of the Insurance Company has the authority to execute this Agreement with respect to the Account.

SECTION 2.2 REPRESENTATIONS AND WARRANTIES OF STATE STREET. State Street hereby represents, warrants, covenants and acknowledges to the Insurance Company as follows:

(i)	It is duly incorporated or organized and is validly existing and in good standing in its jurisdiction of incorporation or organization.

(ii)	It has the requisite power and authority under applicable law and its Governing Documents to enter into, and perform its obligations under, this Agreement.

(iii)	All requisite proceedings and actions have been taken to authorize it to enter into and perform this Agreement.

(iv)	This Agreement constitutes the legal, valid and binding obligation of State Street, enforceable in accordance with its terms.

(v)	The person executing this Agreement on behalf of State Street has the authority to execute this Agreement on behalf of State Street.

(vi)	The core standard operating policies and procedures of State Street’s Investment Services Division, which policies and procedures State Street believes are applicable to the Federal Securities Laws (as such term is defined in Rule 38a-1 of the 1940 Act (collectively, the “Federal Securities Laws”)) and which relate to the services to be provided by State Street to the Insurance Company and the Account under the terms of this Agreement (the “Policies and Procedures”), are reasonably designed to provide reasonable assurance that they will prevent, detect and correct violations by State Street of applicable Federal Securities Laws which relate to the services to be provided by State Street to the Insurance Company and the Account under the terms of this Agreement. State Street shall provide a summary of the Policies and Procedures referenced above to the Account’s Chief Compliance Officer (the “CCO”), and upon request of the CCO, make updated versions of such summaries available to the CCO at least on an annual basis. Further, State Street will promptly notify the CCO of any change to the Policies and Procedures as soon as reasonably practicable after such change has been implemented, and provide a summary of such change together with such notice.

(vii)	State Street shall meet with the CCO on an annual basis to review and discuss the Policies and Procedures, as well as on a reasonable interim basis, as requested by the CCO. State Street further shall promptly provide to the CCO a certification with respect to items referenced in Sections 2.2(viii)(a) - (c) below and the Policies and Procedures on a quarterly basis to the CCO, and such other documentation as the CCO shall reasonably request from time to time (subject to State Street’s applicable internal confidentiality and other policy restrictions); and

(viii)	State Street shall notify the CCO in writing as promptly as reasonably practicable, including during any period of time between the quarterly certifications referred to in Section 2.2(vii) above, of any of the following material compliance matters (as defined in Rule 38a-1 under the 1940 Act) that has come to State Street’s attention with respect to its activities pursuant to this Agreement and which relate to the services to be provided by State Street to the Insurance Company and the Account under the terms of this Agreement:

(a)	a violation of the Federal Securities Laws by State Street or any of its officers, directors, employees, sub-custodians or agents;

(b)	a violation of State Street’s Policies and Procedures; or

(c)	a weakness in the design or implementation of State Street’s Policies and Procedures.

SECTION 3 DUTIES AND RESPONSIBILITIES OF THE PARTIES.

SECTION 3.1 DELIVERY OF ACCOUNTS AND RECORDS. The Insurance Company will turn over or cause to be turned over to State Street all accounts and records needed by State Street to perform its duties and responsibilities hereunder fully and properly. State Street shall assist the Insurance Company in determining the types of accounts and records needed by State Street to perform its duties and obligations hereunder. State Street may rely conclusively on the completeness and correctness of such accounts and records provided State Street acts reasonably and in good faith in so relying.

SECTION 3.2 ACCOUNTS AND RECORDS.

3.2.1 State Street will prepare and maintain for the Insurance Company, under the direction of and as interpreted by the Insurance Company, or at the Insurance Company’s Proper Instruction, the Insurance Company’s accountants and/or other advisors, such accounts and records needed to perform the accounting and recordkeeping functions set forth on Schedule B attached hereto and as otherwise agreed upon by the parties. The Insurance Company will advise State Street in writing of all applicable record retention requirements other than those set forth in the 1940 Act. State Street will preserve such accounts and records during the term of this Agreement in the manner and for the periods prescribed in the 1940 Act or for such longer period as is agreed upon by the parties. The Insurance Company will furnish, in writing or its electronic or digital equivalent, accurate and timely information needed and reasonably requested by State Street to complete such accounts and records when such information is not readily available from generally accepted securities industry services or publications.

3.2.2 State Street and the Insurance Company shall comply with the reasonable requests of the other party for information necessary to the requestor’s performance of its duties in connection with this Agreement, or to ensure compliance with applicable law, including, without limitation, requests by the Insurance Company’s or an Account’s independent registered public accounting firm (“Auditor”) to review books and records of an Account in connection with this Agreement.

SECTION 3.3 ACCOUNTS AND RECORDS PROPERTY OF THE INSURANCE COMPANY. State Street acknowledges that all of the accounts and the records maintained by State Street pursuant hereto (i) are the sole and exclusive property of the Insurance Company; (ii) shall, subject to Section 8.1 herein, at all times during the normal business hours of State Street be open for inspection by duly authorized officers, employees or agents of the Insurance Company, its Auditor, and its regulatory authorities; and (iii) will otherwise be delivered or made available to the Insurance Company for inspection or reproduction within a reasonable period of time, in each case upon the demand of the Insurance Company. State Street will assist the Insurance Company’s Auditor or any regulatory body, in any requested review of the Account’s accounts and records, but the Insurance Company will reimburse State Street for all reasonable expenses and employee time invested in any such review outside of routine and normal periodic reviews. Upon receipt from the Insurance Company of the necessary information or Proper Instructions (defined below), State Street will supply information from the books and records it maintains for the Account that the Insurance Company may reasonably request for tax returns, questionnaires, periodic reports to contract holders and regulators, SEC filings and such other filings, reports and information requests as the Insurance Company and State Street may agree upon from time to time.

SECTION 3.4 ADOPTION OF PROCEDURES. State Street and the Insurance Company may from time to time adopt such procedures as they agree upon, and State Street may conclusively assume that no such procedure approved or directed by the Insurance Company, the Insurance Company’s accountants, Auditors or other advisors conflicts with or violates any requirements of the Governing Documents, any prospectus or similar document applicable to the Account, any applicable law, rule or regulation, or any order, decree or agreement by which the Insurance Company may be bound, provided that such assumption is in good faith and reasonable. The Insurance Company will provide State Street with Proper Instructions in the event that the Insurance Company determines that its or State Street’s responsibilities or procedures require modification.

SECTION 3.5 VALUATION OF ASSETS. State Street will value the Assets in accordance with the Insurance Company’s Proper Instructions utilizing the information sources designated by the Insurance Company (“Data Sources”) on the then-current Data Source and Methodology Authorization Matrix, as mutually agreed to in writing by the parties and in the form attached hereto as Schedule D.

SECTION 3.6 SAS 70 LEVEL II REPORT. State Street will provide the Insurance Company, during the term of this Agreement and upon request, a SAS 70 Level II report at least once a year, or at such greater frequency as such SAS 70 Level II report is prepared by State Street with respect to its investment accounting and recordkeeping services provided hereunder. State Street shall notify the Insurance Company of any such change in frequency.

SECTION 4 PROPER INSTRUCTIONS.

As soon as reasonably practical following the execution of this Agreement, and thereafter as appropriate based on changes of personnel of the Insurance Company or the Account or their service providers or otherwise, an officer of the Insurance Company shall certify to State Street in writing a list of the names and specimen signatures of persons then authorized to give Proper Instructions (defined below) to State Street (“Authorized Persons”). This certification shall include a statement and evidence of the officer’s authorization to provide the list of Authorized Persons. The term “Authorized Persons” may include the Insurance Company’s or the Account’s employees and agents. State Street shall be entitled to rely upon the identity and authority of such persons until it receives a Proper Instruction or duly authorized certification to the contrary.

“Proper Instructions,” which may also be standing instructions, as used throughout this Agreement, shall mean instructions received by State Street from an Authorized Person. Such instructions may be in writing signed by the Authorized Person(s) or may be in a tested communication (e.g., a key pad or test key) or in a communication that utilizes access codes effected between electro-mechanical or electronic devices or may be by such other means and utilizing such intermediary systems and utilities as may be agreed to from time to time by State Street and the person or entity giving such instructions, provided that the Insurance Company has followed any security procedures agreed to from time to time by the Insurance Company and State Street. Oral instructions will be considered Proper Instructions if State Street reasonably believes them to have been given by a person authorized to give such instructions with respect to the transaction involved. Unless a certification delegating authority to any person to give Proper Instructions specifically limits such authority to specific matters or requires that the approval of any other person will first have been obtained, State Street will be under no obligation to inquire into the right of such person, acting alone, to give any Proper Instructions whatsoever. The Insurance Company will provide upon State Street’s request a certificate signed by an officer or Authorized Person of the Insurance Company, as conclusive proof of any fact or matter required to be ascertained from the Insurance Company hereunder. Upon State Street’s request, the Insurance Company also will provide Proper Instructions with respect to any matter concerning this Agreement. If State Street reasonably believes that it could not prudently act according to any Proper Instructions, or the instruction or advice of the Insurance Company’s or the Account’s accountants or counsel, it may in its discretion, communicate such belief to the Insurance Company and refrain from acting in accordance therewith.

SECTION 5 LIMITATION OF LIABILITY ; INDEMNIFICATION.

SECTION 5.1 INDEMNIFICATION OF STATE STREET BY THE INSURANCE COMPANY. State Street shall be held to the standard of reasonable care in carrying out the provisions of this Agreement. However, State Street is not responsible or liable for, and the Insurance Company will promptly indemnify and hold State Street harmless from and against, any and all direct costs, expenses, losses, damages, charges, reasonable attorney’s fees, payments and liabilities that are incurred by State Street or for which State Street is held to be liable, arising out of or attributable to State Street’s entrance into this Agreement, as a result of State Street following any Proper Instructions, or as a result of any other action or inaction of State Street in the performance of its duties under this Agreement, provided, however, that any such action or inaction was in good faith and in the exercise of reasonable care; and provided, further, that such indemnity and hold harmless obligation shall not apply to any costs, expenses, losses, damages, charges, reasonable counsel fees, payments or liabilities to the extent arising out of State Street’s negligence, bad faith or willful misconduct.

Any amounts payable by the Insurance Company under this Section 5 shall be satisfied only against the assets of the Insurance Company involved in the matter and not against the assets of any other Insurance Company.

SECTION 5.2 OTHER LIMITATIONS OF STATE STREET’S LIABILITY. Without limiting the generality of Section 5.1, State Street is not responsible or liable hereunder for:

1)	State Street’s action or failure to act hereunder upon any advice, notice, request, consent, certificate or other instrument or paper reasonably appearing to it to be genuine and to have been properly executed, including any communications, data or other information received by State Street by means of the Systems (as such term is defined in the Master Remote Access Services Agreement of even date herewith by and between the Insurance Company and State Street (the “Remote Access Agreement”) or any electronic system of communication;

2)	State Street’s action or failure to act in good faith reliance on the advice or opinion of counsel for the Insurance Company or of its own counsel with respect to questions or matters of law arising under this Agreement, or on the advice or statements of any duly authorized officer or employee of the Insurance Company or the Insurance Company’s Auditor, accountants or other authorized individuals, and other persons believed by State Street in good faith to be experts in matters upon which they are consulted;

3)	Any error, omission, inaccuracy or other deficiency in the Account’s accounts and records or other information provided to State Street by or on behalf of the Insurance Company, including the accuracy of the data and prices provided by the Data Sources, or the information supplied by the Insurance Company to value the Assets (except to the extent such inaccuracy results from State Street’s lack of reasonable care in performing the agreed-upon tolerance checks as to the data furnished), or the failure of the Insurance Company to provide, or provide in a timely manner, any accounts, records, or information needed by State Street to perform its duties hereunder; or

4)	Loss occasioned by the acts, omissions, defaults or insolvency of any broker, bank, trust company, securities system or any other person with whom State Street may deal.

SECTION 5.3. INDEMNIFICATION OF THE INSURANCE COMPANY BY STATE STREET. State Street shall promptly indemnify and hold the Insurance Company harmless from and against any and all direct costs, expenses, losses, damages, charges, reasonable counsel fees, payments and liabilities that are incurred by the Insurance Company or the Account or for which the Insurance Company is held to be liable, to the extent arising out of or attributable to the failure of State Street to exercise the standard of care set forth in Section 5.1 above; provided, however, that such indemnity and hold harmless obligation shall not apply to any costs, expenses, losses, damages, charges, reasonable counsel fees, payments or liabilities to the extent arising out of the Insurance Company’s negligence, bad faith or willful misconduct.

SECTION 5.4. INDEMNIFICATION PROCEDURES. Promptly after receipt by the Insurance Company or State Street of notice of a matter that may be covered under the indemnification provisions of Section 5.1 or 5.3, as applicable (each, a “Claim”), the party making a claim for indemnification (the “Claimant”) shall promptly notify the other party from which the Claimant is seeking indemnification (the “Indemnitor”); provided, however, that a delay by Claimant in notifying Indemnitor of a Claim shall not permit Indemnitor to avoid its indemnification obligations hereunder except to the extent Indemnitor is actually prejudiced by such delay. The Claimant shall provide the Indemnitor with complete details and pleadings requested by the Indemnitor concerning the Claim and shall cooperate fully and in good faith with the Indemnitor in investigating and defending the Claim. The Indemnitor will be entitled to timely participate at its own expense in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any liability subject to the indemnification provided above. In the event the Indemnitor elects to assume the defense of any such suit and retain counsel, the Claimant and/or any of its affiliated persons named as defendant or defendants in the suit may retain additional counsel but Claimant shall bear the fees and expenses of such counsel unless the Indemnitor shall have specifically authorized the retaining of such counsel. The Claimant shall in no event confess any claim or settle or make any compromise in any case in which the Indemnitor may be required to indemnify the Claimant except with the Indemnitor’s prior written consent.

SECTION 5.5. LIMITATION OF DAMAGES. Notwithstanding any provision herein to the contrary, none of the parties hereto shall be liable for any indirect, consequential, incidental, exemplary, punitive or special damages, even if such party has been apprised of the likelihood of such damages occurring.

SECTION 5.6. FORCE MAJEURE. Notwithstanding anything herein to the contrary, neither the Insurance Company nor State Street shall be liable to the other for the failure or delay in performance of its obligations hereunder, or those of any entity for which it is responsible hereunder, arising out of or caused, directly or indirectly, by circumstances beyond the affected entity’s reasonable control, including, without limitation: any interruption, loss or malfunction of any third-party utility, transportation, computer (hardware or software) or communication service; inability to obtain labor, material, equipment or transportation, or a delay in mails; governmental or exchange action, statute, ordinance, rulings, regulations or direction; war, strike, riot, emergency, civil disturbance, terrorism, vandalism, explosions, labor disputes, freezes, floods, fires, tornadoes, acts of God or public enemy, revolutions, or insurrection.

SECTION 6 COMPENSATION. In consideration for its services hereunder, State Street shall be paid the compensation set forth in a separate fee schedule, incorporated herein by reference, to be agreed to in writing by the Insurance Company and State Street from time to time, and, upon reasonable demand, reimbursement for cash disbursements incurred by State Street in connection with the performance of services hereunder.

SECTION 7 TERM AND TERMINATION.

SECTION 7.1 TERM. The initial term of this Agreement is for a period of one (1) year. Thereafter, this Agreement will continue until either the Insurance Company or State Street terminates this Agreement by written notice to the other party and received not less than one hundred twenty (120) days prior to the date upon which such termination will take effect, in the case of termination by State Street, and not less than sixty (60) days prior to the date stated in such written notice upon which such termination will take effect, in the case of termination by the Insurance Company.

SECTION 7.2 EFFECT OF TERMINATION. Upon termination hereof with respect to the Insurance Company:

1)	State Street shall be paid its fees and compensation due hereunder and its reimbursable disbursements, costs and expenses paid or incurred to such date;

2)	The Insurance Company will designate a successor investment accounting agent (which may be the Insurance Company) by Proper Instruction to State Street; and

3)	State Street will, upon payment of all sums due to State Street from the Insurance Company hereunder or otherwise that are not the subject of reasonable dispute, promptly deliver all accounts and records and other properties of the Insurance Company or the Account to the designated successor, or, if none is designated, to the Insurance Company, at State Street’s office in either Quincy, Massachusetts or Kansas City, Missouri. Records maintained in electronic form on State Street’s systems shall be delivered in machine readable form.

SECTION 7.3 EFFECT OF TERMINATION. Termination of this Agreement with respect to any one particular Insurance Company or Account shall in no way affect the rights and duties under this Agreement with respect to any other Insurance Company or Account.

SECTION 7.4 RECORDS STORAGE. In the event that accounts, records or other properties remain in the possession of State Street after the date of termination hereof for any reason other than State Street’s failure to deliver the same, State Street is entitled to reasonable compensation for the costs of storage thereof during such period, and shall be entitled to destroy the same if not removed by the Insurance Company within one-hundred eighty (180) days after written demand.

SECTION 8 REVIEWS OF ACCOUNTS AND RECORDS.

SECTION 8.1 ACCESS TO STATE STREET. Upon request of the Insurance Company (which shall include reasonable advance notice), State Street shall grant access to its facilities and personnel to the Insurance Company (including internal audit staff), Auditors, compliance personnel, governmental personnel and regulators for the purpose of performing such audits or inspections as may be reasonably required to examine State Street’s performance of services hereunder. State Street shall provide to the Insurance Company and the Account and such Auditors, compliance personnel, governmental personnel and regulators such assistance and support as they may reasonably request, including, without limitation, for the purposes of: (i) conducting a due diligence review of State Street’s technology systems to be used in providing accounting and recordkeeping services; (ii) performing an audit in accordance with the Insurance Company’s or Account’s own business continuity program(s); (iii) complying with any regulatory requirements applicable to the Insurance Company or the Account; and (iv) conducting an annual or other periodic compliance review or audit by the CCO.

SECTION 8.2 LIMITATIONS ON ACCESS. Notwithstanding the foregoing audit and inspection rights, State Street reserves the right to impose reasonable limitations on the number,

frequency, timing and scope of audits and inspections requested by the Insurance Company so as to prevent or minimize any potential impairment or disruption of its operations, distraction of its personnel or breaches of security or confidentiality; provided, however, that State Street may not limit the number, frequency or timing of audits and inspections in connection with any investigation or other action by any regulatory or governmental body with supervisory authority over the Insurance Company or Account.

SECTION 9 GENERAL.

SECTION 9.1 INTERPRETIVE AND ADDITIONAL PROVISIONS. In connection with the operation of this Agreement, State Street and the Insurance Company may from time to time agree on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement, provided that no such interpretive or additional provisions shall contravene any applicable laws or regulations or any provision of the Insurance Company’s or Account’s Governing Documents. Any agreement as to such interpretive or additional provisions shall be in a writing signed by both parties. Unless such writing specifically provides otherwise, no interpretive or additional provisions made as provided above shall be deemed to be an amendment of this Agreement.

SECTION 9.2 BUSINESS CONTINUITY PLAN. State Street shall maintain a comprehensive business continuity plan that is commercially reasonable and complies with applicable law, rules and regulations. State Street will provide an executive summary of such plan upon reasonable request of the Insurance Company. State Street will test the adequacy of its business continuity plan at least annually. In the event of business disruption that materially impacts State Street’s provision of service under this Agreement, State Street will promptly notify the Insurance Company of the disruption and the steps being taken in response.

SECTION 9.3 ADDITIONAL ACCOUNTS. In the event that the Insurance Company desires to have State Street render investment accounting and recordkeeping services for additional accounts under the terms hereof, it shall so notify State Street in writing, and if State Street agrees to provide such services, each such account shall become an Account hereunder. Under no circumstances will the rights, liabilities, obligations or remedies with respect to a particular Insurance Company constitute a right, liability, obligation or remedy applicable to any other Insurance Company. The use of this single document to memorialize the separate agreement as to each Insurance Company is understood to be for clerical convenience only and will not constitute any basis for joining any other Insurance Company for any reason. Unless the context otherwise requires, with respect to every transaction covered hereby, every reference herein to the Account is deemed to relate solely to the particular Account to which such transaction relates.

SECTION 9.4 MASSACHUSETTS LAW TO APPLY. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with laws of the Commonwealth of Massachusetts.

SECTION 9.5 PRIOR AGREEMENTS. This Agreement supersedes and terminates, as of the date hereof, the provisions within all prior agreements between the Insurance Company and State Street that relate to the accounting and recordkeeping of the Assets.

SECTION 9.6 INSTRUCTIONS AND NOTICES. Each party hereto shall designate from time to time the person(s) and address(es) to which Proper Instructions, notices and other communications related to the daily operations must be sent; if a party makes no such designation, such communications shall be delivered to the appropriate address set forth below. All other notices or other communications given hereunder (including, but not limited to, termination, breach, or default notices) may be delivered: (i) in person to the offices of the parties at the addresses of the parties set forth below during normal business hours: (ii) by prepaid, certified U.S. mail (in which case it shall be deemed to have been served at the expiration of five business days after posting) to the addresses of the parties set forth below; (iii) by facsimile or telecopy to the numbers of the parties set forth below (in which case it shall be deemed to have been served on the business day after the receipt thereof; provided, however, that written confirmation of transmission by facsimile or copy from the transmitting equipment must be delivered to the receiving party promptly thereafter for notice to be effective); or (iv) by any other means mutually agreed upon in writing by the parties. Either the Insurance Company or State Street may change its delivery information from time to time by written notice given as aforesaid to the other.

To the Insurance
Companies:	TEACHERS INSURANCE AND ANNUITY ASSOCIATION Attention: Chief Financial Officer 730 Third Avenue New York, New York 10017-3206 Telephone: 212-490-9000 Facsimile/Telecopy: 212-490-[ ]

With a copy to: General Counsel – Asset Management TIAA-CREF 730 Third Avenue New York, New York 10017-3206 Telephone: 212-490-9000 Facsimile/Telecopy: 212-490-[ ]

TIAA-CREF LIFE INSURANCE COMPANY Attention: Chief Financial Officer 730 Third Avenue New York, New York 10017-3206 Telephone: 212-490-9000 Facsimile/Telecopy: 212-490-[ ]

With a copy to: General Counsel – Asset Management TIAA-CREF 730 Third Avenue New York, New York 10017-3206 Telephone: 212-490-9000 Facsimile/Telecopy: 212-490-[ ]

To State Street:	STATE STREET BANK AND TRUST COMPANY 1776 Heritage Drive Quincy, MA 02171 Attention: James M. Keenan Telephone: 617-985-9422 Facsimile/Telecopy: 617-985-7575

With a copy to: STATE STREET BANK AND TRUST COMPANY 801 Pennsylvania Kansas City, MO 64105 Attention: Managing Counsel Telephone: 816-871-4100 Telecopy: 816-871-9675

SECTION 9.7 REPRODUCTION OF DOCUMENTS. This Agreement and all schedules, addenda, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, provided that such reproduction is a true and accurate representation of the original. In addition, any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence, provided that it is a true and accurate representation of the original.

SECTION 9.8 OTHER AGREEMENTS.

9.8.1 REMOTE ACCESS AGREEMENT. State Street and the Insurance Company agree to be bound by the terms of the Remote Access Agreement attached hereto as Schedule C and incorporated herein by reference.

9.8.2 MUTUAL CONFIDENTIALITY AGREEMENT. State Street and the Insurance Company agree to be bound by the terms of the Mutual Confidentiality Agreement dated             , 2007 attached hereto and incorporated herein by reference.

SECTION 9.9 ASSIGNMENT AND AMENDMENT. No provision of this Agreement may be amended unless such amendment is set forth in a written agreement executed by State Street and the Insurance Company. Except as otherwise set forth herein, this Agreement may not be assigned by either party without the prior written consent of the other. State Street shall have the right to delegate and sub-contract for the performance of any or all of its duties hereunder to a wholly-owned subsidiary or other affiliated person (as such term is defined in the 1940 Act) of State Street (each, a “State Street Affiliate”); provided, however, that no such delegation or sub-contracting to a State Street Affiliate shall be effective unless State Street shall remain ultimately responsible for the performance of such duties.

In addition, State Street shall have the right to delegate and sub-contract for the performance of any or all of its duties hereunder to any non-affiliate or third party entity (each, a “Non-Affiliate”); provided, however, that the following conditions are met: (1) the delegate has adequate service capabilities necessary to meet the quality and service levels required of State Street hereof; (2) State Street shall remain ultimately responsible for the performance of such duties; (3) all the terms and conditions hereof shall continue to apply as though State Street performed such duties itself; and (4) State Street shall give the Insurance Company sixty (60) days prior written notice (the “Assignment Notice Period”) of any decision by State Street to delegate or sub-contract its duties hereunder to a Non-Affiliate.

During the Assignment Notice Period, the Insurance Company may object to the proposed delegation or sub-contracting to a Non-Affiliate. If State Street disregards the Insurance Company’s objection, then the Insurance Company shall have the right, without penalty to State Street, to terminate that portion of the Agreement to which the delegation or sub-contracting relates. If the Insurance Company fails to deliver a written objection to State Street during the Assignment Notice Period regarding the proposed Non-Affiliate delegation or sub-contracting, then the Insurance Company shall be deemed to have consented to such delegation or sub-contracting. All terms and provisions hereof will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

SECTION 9.10 COUNTERPARTS. This Agreement may be executed in several counterparts (including facsimile counterparts), each of which shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same original Agreement.

SECTION 9.11 SEVERABILITY. If any provision in this Agreement is determined to be invalid, illegal, in conflict with any law or otherwise unenforceable, the remaining provisions hereof will be considered severable and will not be affected thereby, and every remaining provision hereof will remain in full force and effect and will remain enforceable to the fullest extent permitted by applicable law.

SECTION 9.12 WAIVER. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing signed by the waiving party.

SECTION 9.13 CAPTIONS. The captions herein are included for convenience of reference only, and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

SECTION 9.14 SURVIVAL. The provisions of Sections 2.2(viii), 5, 6, 7 and 9.7 shall survive the expiration, termination or cancellation of this Agreement.

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[Signature pages follow]

SIGNATURE PAGE

IN WITNESS WHEREOF, each of the parties has caused this Investment Accounting Agreement to be executed in its name and on its behalf by its duly authorized representative as of the date first above-written.

Signature Attested to By:		TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

By:		By:
Name:	E. Laverne Jones	Name:	Georganne Proctor
Title:	Vice President and Corporate Secretary	Title:	Executive Vice President and Chief Financial Officer

SIGNATURE ATTESTED TO BY:		TIAA-CREF LIFE INSURANCE COMPANY

By:		By:
Name:	E. Laverne Jones	Name:	Linda S. Dougherty
Title:	Vice President and Corporate Secretary	Title:	Vice President and Chief Financial Officer

Signature Attested to By:		STATE STREET BANK AND TRUST COMPANY

By:		By:
Name:		Name:	Joseph L. Hooley
Title:	Vice President and Counsel	Title:	Executive Vice President

Attachments:

Schedule A – List of Accounts

Schedule B – Accounting and Recordkeeping Services

Schedule C – Remote Access Services Addendum

Schedule D – Data Source and Methodology Authorization Matrix

Price Source and Methodology Authorization Matrix

SCHEDULE A

to

Investment Accounting Agreement

I.	Teachers Insurance and Annuity Association (“TIAA”)

Accounts:

TIAA Separate Account VA-3

(a separate account of TIAA under New York law registered with the SEC as a unit investment trust registered under the 1940 Act on Form N-4)

II.	TIAA-CREF Life Insurance Company (“TIAA-CREF”)

Accounts:

TIAA-CREF Life Separate Account VA-1

(a separate account of TIAA under New York law registered with the SEC as a unit investment trust under the 1940 Act on Form N-4)

TIAA-CREF Life Separate Account VLI-1

(a separate account of TIAA under New York law registered with the SEC as a unit investment trust under the 1940 Act on Form N-6)

The parties hereto understand that additional TIAA or TIAA-CREF separate accounts may be added to, and removed from, this Schedule A (where such removal is a result of merger, liquidation, dissolution or deregistration of such accounts) from time to time and that the same pricing terms and methodologies will continue to apply.

SCHEDULE B

to

Investment Accounting Agreement

Accounting and Recordkeeping Services

[See separate attachment]

SCHEDULE C

TO

Investment Accounting Agreement

Remote Access Services Agreement

[See Attached]